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                                                                 EXHIBIT 10.25


                            ULTRALIFE BATTERIES, INC.
                          1995 CHIEF EXECUTIVE OFFICER
                                STOCK OPTION PLAN


         Section 1. Purpose. The Plan provides for the grant to Bruce Jagid ("CEO"), the Chief Executive Officer of Ultralife Batteries, Inc. (the "Company"), who is in a position to contribute materially to the long-term success of the Company, an option to acquire common stock of the Company in accordance with the terms specified herein. The Company believes that this Plan will cause the CEO to increase his interest in the Company's welfare, and aid in retaining his services.

         Section 2. Grant. Subject to Section 5 below, the Company grants to the CEO, effective as of March 1, 1995, an option (the "Option") to purchase up to 100,000 shares of the Company's common stock, until March 1, 2001, for a price of $14.25 per share, the closing price of such stock on February 28, 1995.

         Section 3. Vesting. The Option will vest with respect of 20,000 shares on March 1, on each of 1996, 1997, 1998, 1999, and 2000, provided that the CEO remains an employee of the Company on each such vesting date. Once the right to purchase a number of shares vests under the 1995 Option, such right shall remain vested and the option to purchase such number of shares will remain exercisable until March 1, 2001, notwithstanding any subsequent termination of the CEO's employment with the Company.

         Section 4. Assignment. The Option is not subject to anticipation, sale, assignment, pledge, encumbrance or charge except by will or the laws of decent and distribution and the Option is exercisable during the CEO's lifetime only by the CEO.

         Section 5. Required Approval. The Option is subject to approval of this plan by the Company's shareholders at the Company's 1995 Annual Meeting of Shareholders.